United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE

ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12
CSB BANCORP, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

91 North Clay Street

Millersburg, Ohio 44654

March 22, 2012

To Our Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of CSB Bancorp, Inc. (“CSB”) to be held on Wednesday, April 25, 2012 at 7:00 p.m. at the Carlisle Inn, Walnut Creek, Ohio 44687.

At the Annual Meeting, you will be asked to: (i) elect three directors whose terms will expire at the Annual Meeting in 2015; and (ii) ratify the Audit Committee’s appointment of S.R. Snodgrass, A.C. as CSB’s independent registered public accounting firm for the fiscal year ending December 31, 2012. All of the director nominees are currently serving as directors of CSB.

Enclosed is the Notice of Annual Meeting together with a proxy statement, which contains information with respect to each of the director nominees, as well as the other directors who will continue in office, and additional information with respect to CSB’s independent registered public accounting firm.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, we urge you to execute and promptly return the enclosed proxy by mail in the envelope provided.

Sincerely,

/s/ John R. Waltman	/s/ Eddie L. Steiner
John R. Waltman	Eddie L. Steiner
Chairman, Board of Directors	President and Chief Executive Officer

CSB BANCORP, INC.

91 North Clay Street

Millersburg, Ohio 44654

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 25, 2012

The 2012 Annual Meeting of Shareholders of CSB Bancorp, Inc. (“CSB”) will be held at the Carlisle Inn, Walnut Creek, Ohio, on Wednesday, April 25, 2012, at 7:00 p.m. local time, for the following purposes:

1.	To elect three directors for three-year terms ending in 2015;

2.	To ratify the appointment of S.R. Snodgrass, A.C. as the independent registered public accounting firm for CSB for the fiscal year ending December 31, 2012;

3.	To transact any other business that may properly come before the Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business of March 9, 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” the ratification of the independent registered public accounting firm.

By Order of the Board of Directors,

/s/ Eddie L. Steiner
Eddie L. Steiner
President and Chief Executive Officer

Millersburg, Ohio

March 22, 2012

CSB BANCORP, INC.

91 North Clay Street

Millersburg, Ohio 44654

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CSB Bancorp, Inc., an Ohio corporation (“CSB” or the “Company”), of the accompanying proxy to be voted at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 25, 2012, at the Carlisle Inn, Walnut Creek, Ohio, at 7:00 p.m., local time, or at any adjournment thereof. The mailing address of the principal executive offices of CSB is 91 North Clay Street, Millersburg, Ohio 44654. This proxy statement, together with the related proxy and CSB’s 2011 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 26, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When And Where Will The Annual Meeting Be Held?

The Annual Meeting will be held on Wednesday, April 25, 2012, at the Carlisle Inn, Walnut Creek, Ohio, at 7:00 p.m., local time. To obtain directions to attend the Annual Meeting, please contact Ms. Peggy L. Conn at 330-654-9015.

Why Did I Receive These Proxy Materials?

You have received these proxy materials because CSB’s Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that CSB is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who May Vote At The Annual Meeting?

Only holders of common shares of record at the close of business on March 9, 2012 are entitled to receive notice of, and to vote at, the Meeting. At the close of business on March 9, 2012, there were 2,734,799 common shares, par value $6.25 per share, outstanding and entitled to vote.

Each holder of common shares is entitled to one vote for each common share held on March 9, 2012. At this time, it is not known whether there will be cumulative voting for the election of directors at the Annual Meeting. Cumulative voting is not available for the other proposals referenced and described in this proxy statement. If any shareholder properly demands cumulative voting for the election of directors at the Annual Meeting, their proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees for director, unless authority to vote for any or all of the nominees is withheld. A shareholder wishing to exercise cumulative voting with respect to the election of directors must notify the President, a Vice President or the Secretary of CSB in writing before 7:00 p.m., on April 23, 2012. If cumulative voting is requested and if an announcement of such request is made upon the convening of the Annual Meeting by the Chairman or the Secretary of the Annual Meeting on behalf of the shareholder requesting cumulative voting, you will have votes equal to the number of directors to be elected, multiplied by the number of common shares owned by you, and will be entitled to distribute your votes among the candidates as you see fit.

What Is The Difference Between Holding Shares As A “Shareholder Of Record” And As A “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. CSB has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the common shares held in your account by following the voting instructions the organization provides to you. If you hold your common shares in street name, you may be eligible to appoint your proxy electronically via the Internet or by telephone and may incur costs associated with the electronic access or telephone usage.

How Do I Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote in advance by proxy. To do so, you must complete, sign and date the accompanying proxy card and return it in the envelope provided. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your common shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization or another record holder, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 9, 2012 in order to vote in person.

How Will My Common Shares Be Voted?

Those common shares represented by a properly executed proxy that is received prior to the Annual Meeting and not subsequently revoked will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting but do not complete the voting instructions on the proxy, to the extent permitted by applicable law, your proxy will vote your common shares as recommended by the Board of Directors, as follows:

•	“FOR” the election of each of the director nominees listed below under “PROPOSAL ONE—ELECTION OF DIRECTORS;”

•

“FOR” the ratification of S.R. Snodgrass, A.C. (“Snodgrass”) as CSB’s independent registered public accounting firm for the fiscal year end December 31, 2012 under “PROPOSAL TWO—RATIFICATION AND APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”

Can Other Matters Be Decided At The Annual Meeting?

On the date that this proxy statement was printed, CSB did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke My Proxy?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with regard to the same common shares;

•	giving notice in writing to Ms. Peggy L. Conn, Corporate Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654, which must be received prior to the Annual Meeting; or

•	notifying the Corporate Secretary in person at the Annual Meeting.

If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 9, 2012. Attending the Annual Meeting will not, by itself, revoke your proxy.

What Constitutes A Quorum And What Vote Is Required With Respect To The Proposals Presented At The Annual Meeting?

Under CSB’s Code of Regulations, as amended (the “Regulations”), a quorum for purposes of the Annual Meeting shall consist of a majority of the voting capital stock of CSB then outstanding and entitled to vote at the Annual Meeting. The common shares are the only shares of CSB’s capital stock entitled to vote at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. As of March 9, 2012, there were 2,734,799 common shares outstanding and entitled to vote. Consequently, at least 1,367,400 common shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Abstentions are counted as present for purposes of determining a quorum. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the Annual Meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally do not have the same effect as a negative vote on the matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required
• Proposal One—Election Of Directors

•    The director nominees receiving the greatest number of votes shall be elected by the holders of common shares present, represented and entitled to vote at the Annual Meeting. Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the Annual Meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the Annual Meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. Broker non-votes and proxies marked “Withhold Authority” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal Two—Ratification Of Independent Registered Public Accounting Firm

•    The proposal to ratify the appointment of CSB’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting. Shareholders may vote “For,” “Against” or “Abstain” from voting on Proposal Two. CSB does not expect any broker non-votes on Proposal Two. Abstentions will be counted as a vote cast and, thus, will have the same effect as a vote against Proposal Two.

What Are The Recommendations Of CSB’s Board Of Directors?

The Board of Directors recommends that each shareholder vote “For” the election of each of the director nominees listed below under “Proposal One – Election Of Directors” and “For” the ratification of Snodgrass as CSB’s independent registered public accounting firm for the fiscal year end December 31, 2012 under “Proposal Two – Ratification And Appointment Of Independent Registered Public Accounting Firm.”

Who Pays The Cost Of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors of CSB, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by CSB. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of CSB. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common shares held of record by such persons, and CSB will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2012

The proxy statement, Form 10-K for the year ended December 31, 2011, and the 2011 Annual Report to shareholders are available at http://www.csb1.com; select Investor Relations/Proxy Site.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 9, 2012, regarding beneficial ownership of the common shares by each director, each director nominee, each of the named executive officers of CSB appearing in the Summary Compensation Table and all directors, named executive officers and other executive officers of the Company as a group. In addition, unless otherwise indicated, all persons named below can be reached at CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654.

	Number of Common Shares (1)				Percent of Outstanding (2)
Name	Sole Voting	Shared Voting	Options	Total
Robert K. Baker	11,793	3,102	—	14,895	*
Ronald E. Holtman	1,800	650	—	2,450	*
J. Thomas Lang	1,805	5,882	—	7,687	*
Dr. Daniel J. Miller	33,142	19,573	—	52,715	1.91%
Jeffery A. Robb	4,843	—	—	4,843	*
Eddie L. Steiner	21,844	1,436	—	23,280	*
John R. Waltman	15,865	435	—	16,300	*
W. Robert Manning, Jr.	1,062	—	—	1,062	*
Paula J. Meiler	9,791	100	18,856	28,747	1.04%
Rick L. Ginther	—	4,191	—	4,191	*

All directors, named executive officers and other executive officers as a group (10 persons)	101,945	35,369	18,856	156,170	5.67%

*	Indicates less than 1% beneficial ownership of the total of common shares outstanding as of March 9, 2012 plus the number of common shares issuable upon the exercise of outstanding options for the person or persons indicated. None of the shares reported are pledged as security.

(1)	The amounts shown represent the total outstanding common shares beneficially owned by the individuals or the common shares issuable upon the exercise of stock options within 60 days of March 9, 2012. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the common shares indicated.
(2)	For all directors and executive officers, the percentage of common shares owned is based upon the sum of: (i) 2,734,799 common shares issued and outstanding on March 9, 2012; and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of March 9, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires CSB’s officers, directors and persons who own more than ten percent of CSB’s common shares to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of all such forms filed. To CSB’s knowledge, based solely on its review of the copies of such forms received by the Company, CSB’s directors and officers have timely complied with all filing requirements applicable to them.

PROPOSAL ONE—ELECTION OF DIRECTORS

CSB’s Regulations provide that its business shall be managed by a board of directors of not less than three and not more than twenty-five persons, and that such directors shall be divided into three classes, as nearly equal in number as possible, and have set terms of three years. In accordance with CSB’s Regulations, the Board of Directors has currently established the number of directors at seven.

Assuming that at least a majority of the issued and outstanding common shares are present at the Annual Meeting so that a quorum exists, the three nominees for director of CSB receiving the most votes will be elected as directors. Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the Annual Meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the Annual Meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. The Board of Directors has nominated Ronald E. Holtman, Dr. Daniel J. Miller and Eddie L. Steiner to serve until the 2015 Annual Meeting of Shareholders, and until their respective successors are elected and qualified. Messrs. Holtman, Miller and Steiner are each incumbent directors whose present terms expire at the Annual Meeting.

If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the common shares represented by proxy will be voted to elect the remaining nominees and any substitute nominees designated by the Board of Directors. As of the date of this proxy statement, the Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve. As of the date of this proxy statement, it is not known whether there will be cumulative voting for the election of directors at the Annual Meeting. If any shareholder properly demands cumulative voting for the election of directors at the Annual Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting is a brief statement, as of March 9, 2012, regarding the age, principal occupation or employment, other affiliations and business experience during the last five years for such persons. In addition, the following information provides the Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors.

The Board Of Directors Recommends That Shareholders Vote “For” The Election Of The Nominees.

NOMINEES FOR ELECTION OF DIRECTORS

(Term Expiring in 2015)

Ronald E. Holtman, Age 69

Mr. Holtman has served as a director of CSB since 2001 and is Chairman of the Audit Committee and a member of the Executive and Compensation Committees. Mr. Holtman is a practicing attorney and a partner in the law firm of Logee, Hostetler, Stutzman & Lehman, located in Wooster, Ohio. Mr. Holtman serves as a director of the Western Reserve Group, a mutual insurance company, located in Wooster, Ohio. Mr. Holtman is also a trustee of Wayne County Community Foundation and East Ohio United Methodist Foundation. During his legal career, Mr. Holtman served as a Judge Advocate in the United States Air Force and upon entering private practice has specialized in advising small businesses and individuals in the areas of real estate, commercial matters, tax and business planning, estate planning, probate of estates and banking matters. The Nominating Committee believes Mr. Holtman’s education and experiences in the legal field and in the north central Ohio business markets, as well as his experience as a director of CSB, allow him to provide continued local business and real estate expertise to the Board of Directors and has nominated him for re-election.

Dr. Daniel J. Miller, Age 72

Dr. Miller has served as a director of CSB since 1979 and is a member of the Executive Committee. He is a retired physician and currently is Chairman of the Board of Dutchman Hospitality Group, Inc. a private company managing restaurants and hotels, based in Walnut Creek, Ohio. Dr. Miller served as Chairman of the Board of CSB from 1995 through 1999. Previously, Dr. Miller served as a practicing physician with East Holmes Family Care, Inc. The Nominating Committee believes Dr. Miller’s education and leadership experiences in private business, his knowledge of the local community, as well as his experience as a director of CSB, allow him to provide continued regional business expertise to the Board of Directors and has nominated him for re-election.

Eddie L. Steiner, Age 56

Mr. Steiner has served as a director of CSB since 2001 and is a member of the Executive Committee. Mr. Steiner currently serves as Chief Executive Officer of CSB, a position he has held since 2006, and is the President and Chief Executive Officer of CSB’s principal subsidiary, The Commercial and Savings Bank of Millersburg, Ohio (“Commercial & Savings Bank”), a position he has held since January 2012. Mr. Steiner is Chairman of the Commercial & Savings Bank board of directors, a position he has held since 2006. Mr. Steiner also serves as a director and Chairman of the Audit Committee of the Western Reserve Group, a mutual insurance company, located in Wooster, Ohio. Prior to joining CSB, Mr. Steiner was previously employed by Smith Dairy Products Company, a private regional dairy processor, located in Orrville, Ohio, from 1989 through 2006, serving in various capacities as Vice President of Production, Production Coordinator and Personnel Director. Mr. Steiner is a licensed certified public accountant in the state of Ohio and began his professional career as a staff accountant with Ernst and Whinney in Akron, Ohio. Mr. Steiner graduated from the ABA Stonier Graduate School of Banking in 2008. Mr. Steiner’s past CSB Committee memberships include Chairman of the Audit Committee from 2003-2006, during which time he was designated as an “audit committee financial expert.” The Nominating Committee believes Mr. Steiner’s education and experiences in the banking and financial services industries, as well as his business leadership experiences and skills, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for re-election.

DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2013)

Jeffery A. Robb, Age 62

Mr. Robb has served as a director of CSB since 2001 and is a member of the Audit and Executive Committees. CSB has designated Mr. Robb as an “audit committee financial expert.” Mr. Robb is currently President of Robb Companies, Inc. located in Hebron, Ohio, a privately owned firm. He is a licensed auctioneer in the State of Ohio. Mr. Robb, who maintains an inactive certified public accounting license in the state of Ohio, is a former director of the Federal Reserve Bank of Cleveland and former executive director of the Community Bankers Association of Ohio. Mr. Robb is the retired president and chief executive officer of Proctor, Robb and Company, CPA, an accounting firm that specialized in providing audit, tax and management expertise to community banks, thrifts and credit unions. Mr. Robb’s prior military service includes serving in the United States Army as an Armor Officer and Vietnam Veteran. Mr. Robb’s educational background in accounting and his professional experiences as an executive officer, director and bank service provider allow him to provide continued financial and bank specific expertise to the Board of Directors.

John R. Waltman, Age 70

Mr. Waltman has served as a director of CSB since 2001, Chairman of the Board of CSB since 2007 and is the Chairman of the Executive Committee. Mr. Waltman serves as of counsel to the law firm Critchfield, Critchfield and Johnston Ltd., Millersburg, Ohio and also serves as the Chairman of the Holmes County Education Foundation, a 501(c)(3) non-profit foundation. Mr. Waltman’s education and experiences in the legal field generally and in the north central Ohio business market, his leadership role in a philanthropic foundation, as well as his knowledge and experience as a director of CSB, allow him to provide continued legal and local business expertise to the Board of Directors.

DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2014)

Robert K. Baker, Age 57

Mr. Baker has served as a director of CSB since 2001, is Chairman of the Nominating and Compensation Committees and is a member of Audit and Executive Committees. The Company has designated Mr. Baker as an “audit committee financial expert.” Mr. Baker is Assistant Secretary/Treasurer and Controller of Bakerwell, Inc. a privately owned gas and oil company, since 1983. Mr. Baker who maintains an inactive certified public accounting license in the State of Ohio began his professional career as a staff accountant at Ernst and Ernst in Youngstown, Ohio. Mr. Baker served as Chairman of the Board of CSB from 2002 through 2006. Mr. Baker’s education and experience in the field of accounting and business ownership experiences in the north central Ohio business market, as well as his experience as a director of CSB, allow him to provide continued financial and regional business expertise to the Board of Directors.

J. Thomas Lang, Age 68

Mr. Lang has served as a director of CSB since 1993 and is a member of the Compensation, Executive, and Nominating Committees. Mr. Lang is a veterinarian and dairy farmer and is a co-owner and operator of Spring Hill Farm Inc. Mr. Lang’s education and agricultural ownership business experiences in the local business market as well as his knowledge and experience as a director of CSB, allow him to provide continued regional agricultural business and leadership expertise to the Board of Directors.

Membership and Meetings of the Board and its Committees

In 2011, each director attended more than 75% of the total number of meetings of the board and the committees on which they serve. In addition, all board members are expected to attend the annual meetings of shareholders, and all attended the 2011 Annual Meeting of Shareholders. Current committee membership and the number of meetings of the full board and each committee in 2011 are shown in the table below.

Name	CSB Bancorp, Inc. Board	Subsidiary Bank Board	Executive	Nominating	Compensation	Audit
Mr. Baker	Member	Member	Member	Chair	Chair	Member
Mr. Holtman	Member	Member	Member		Member	Chair
Mr. Lang	Member	Member	Member	Member	Member
Dr. Miller	Member	Member	Member
Mr. Robb	Member	Member	Member			Member
Mr. Steiner	Member	Chair	Member
Mr. Waltman	Chair	Member	Chair	Member

Number of 2011 meetings	12	12	24	2	3	12

In 2011, the Board of Directors affirmatively determined that each of the following directors are “independent directors” under the rules of The NASDAQ Stock Market LLC (the “NASDAQ”): Mr. Baker, Mr. Holtman, Mr. Lang, Dr. Miller, Mr. Robb, and Mr. Waltman.

Board Leadership Structure and Role in Risk Oversight

John R. Waltman is the Chairman of the Board of Directors of CSB. Since his appointment as President and Chief Executive Officer in 2006, Eddie L. Steiner has served as Chairman of the Board of Commercial & Savings Bank. The Board of Directors believes Mr. Steiner’s role is to identify CSB’s strategic priorities and lead Board discussions on the execution of Company strategy. The Board of Directors believes that the separation of the Chief Executive Officer and board chair positions within its leadership structure appropriately balances the promotion of CSB’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to CSB.

The Board of Directors’ role in CSB’s risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess CSB’s risk assessment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. The Audit Committee assists the Board of Directors in its oversight of CSB’s accounting and financial reporting processes. Finally, the Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports.

Executive Sessions

The non-employee directors of the Board meet periodically in executive session to discuss issues related to management, personnel and any other matters deemed appropriate by the non-employee directors. During 2011, the non-employee directors convened in executive session on 10 occasions.

Directors’ Compensation

Each director of CSB also serves as a director of Commercial & Savings Bank. Outside directors of Commercial & Savings Bank are compensated for board and committee meetings. Directors receive no compensation from CSB. Directors who are employees receive no additional compensation for serving on the board or its committees. Commercial & Savings Bank provides non-employee directors the following cash compensation:

•	A cash retainer of $10,000 per year, paid quarterly;

•	A cash payment of $500 for each board and committee meeting attended; and

•	Reimbursement for customary and usual travel expenses (outside of board and committee meeting attendance).

CSB did not grant any director share awards or options in 2011.

The following table sets forth compensation information for each of the non-employee directors of CSB and Commercial & Savings Bank:

Name	Fees Earned Or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Mr. Baker	$29,000	$263	$29,263
Mr. Holtman	$28,500	—	$28,500
Mr. Lang	$29,000	—	$29,000
Dr. Miller	$31,000	—	$31,000
Mr. Robb	$34,000	—	$34,000
Mr. Waltman	$34,000	$157	$34,157

(1)	Commercial & Savings Bank provides a 1% reduction of the standard interest rate charged on certain consumer and primary residence mortgage loans to all directors, officers and employees during the period of service to CSB or Commercial & Savings Bank.

Committees of the Board of Directors

Nominating Committee

CSB has a Nominating Committee, which recommends to the board the nominees for election as directors. The Nominating Committee currently consists of Robert K. Baker, J. Thomas Lang and John R. Waltman. The Nominating Committee will consider candidates for nomination as a director who are recommended by shareholders, directors and other sources. Under the terms of the Nominating Committee Charter, the Nominating Committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination and re-election.

In considering and evaluating potential candidates for positions on the CSB Board of Directors, and consistent with its charter, the Nominating Committee considers, among other things: (i) the potential candidates’ knowledge of the communities in which CSB and Commercial & Savings Bank operate; (ii) their experience and any special business, financial, or other expertise; (iii) their reputation for honesty and integrity; (iv) and their ability to provide independent and objective oversight and supervision for matters which may impact CSB and Commercial & Savings Bank. The Nominating Committee also considers applicable requirements of CSB’s Regulations and requirements of applicable law and regulations with respect to evaluating potential candidates, as well as other matters which the Nominating Committee deems appropriate in light of the specific circumstances and the potential candidate. To that end, the Nominating Committee may conduct its own analysis and may also seek information from a variety of outside sources in order to ascertain whether a potential candidate meets the referenced criteria.

The Nominating Committee utilizes the same standards and criteria in considering and evaluating potential candidates for positions on the Board of Directors who are recommended by shareholders, when appropriate. The Nominating Committee currently does not have a diversity statement within its charter. Although CSB does not have a specific diversity policy for director candidates, it is the policy of the Nominating Committee that nominees for director should have a diversity of viewpoints, background, experience and skills. Each of the members of the Nominating Committee are “independent,” as defined by the NASDAQ listing requirements. The Nominating Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors and is available on the Company’s website at www.csb1.com.

Compensation Committee

The Compensation Committee is responsible for establishing the policies and levels of appropriate compensation for directors, officers and employees of CSB. The Compensation Committee currently consists of Robert K. Baker, Ronald E. Holtman, and J. Thomas Lang. All members of the Compensation Committee are considered “independent” for purposes of the NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors and is available on the Company’s website at www.csb1.com.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to its chairperson or a subcommittee of at least two members of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

Additional discussion of the Compensation Committee’s role is set forth in the Compensation Discussion and Analysis section of this proxy statement beginning on page 12.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of CSB. The Audit Committee members are Ronald E. Holtman, Robert K. Baker, and Jeffery A. Robb. All of the members of the Audit Committee are independent directors, as defined by the NASDAQ listing requirements. Among other things, the Audit Committee is responsible for the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of internal accounting controls. The Board of Directors has determined that Messrs. Baker and Robb meet the requirements of an “audit committee financial expert” as defined by the Commission. Mr. Baker acquired these attributes through education and his experience as a certified public accountant and as a Controller within private industry. Mr. Robb acquired these attributes through education and his experience in the banking industry and as a certified public accountant. The Audit Committee operates under a written charter, which is reviewed annually by the Committee and the Board and is available on the Company’s website at www.csb1.com.

Executive Committee

The Executive Committee meets throughout the year to monitor the lending activities of Commercial & Savings Bank and help ensure that such activities are conducted in a manner consistent with CSB’s credit policy. As credit risk represents the major risk component within the Commercial & Savings Bank, the Executive Committee oversees management’s implementation and enforcement of CSB’s risk management framework. The Executive Committee consists of Robert K. Baker, Ronald E. Holtman, J. Thomas Lang, Daniel J. Miller, Jeffery A. Robb, Sr., Eddie L. Steiner and John R. Waltman.

SHAREHOLDER NOMINATIONS

The Nominating Committee of the Board of Directors will consider recommendations for nominations to serve as a director received from shareholders in accordance with CSB’s Regulations. Shareholder recommendations for nomination should be submitted in writing to Ms. Peggy L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654, and must include the shareholder’s name, address and the number of shares of CSB beneficially owned by the shareholder. The recommendation must be provided to CSB in writing not less than 14 nor more than 50 days prior to the date of the Annual Meeting. The recommendation should also include the name, age, business address, residence address, principal occupation and number of shares of CSB beneficially owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under the federal securities laws. CSB may also require any nominee to furnish additional information regarding the eligibility and qualifications of the recommended candidate.

EXECUTIVE OFFICERS

The following are the executive officers of CSB, all of whom are employed full-time in service to the Company or Commercial & Savings Bank. Each executive is appointed annually by, and serves at the pleasure of, the Board of Directors of CSB. This table lists each executive officer’s age as of as of March 9, 2012, as well as the positions presently held by each with CSB and Commercial & Savings Bank.

Name	Age	Positions Held with CSB and Commercial & Savings Bank

Eddie L. Steiner	56	President and Chief Executive Officer of CSB since 2006 and a member of the Board of Directors since 2001; President and Chief Executive Officer of Commercial & Savings Bank since January 2012; principal executive officer of Commercial & Savings Bank from February 2011 through December 2011; Chairman of the Board of Directors of Commercial & Savings Bank since 2006; and member of the Board of Directors of Commercial & Savings Bank since 2001.

Paula J. Meiler	57	Senior Vice President and Chief Financial Officer of CSB since 2004; Senior Vice President and Chief Financial Officer of Commercial & Savings Bank since 2004.

Effective December 31, 2011, the Board of Directors accepted the resignation of Rick L. Ginther from his positions as Senior Vice President of CSB, in which he served since 2003, and President and Chief Executive Officer of Commercial & Savings Bank, in which he served since 2006. The Board of Directors accepted the resignation of W. Robert Manning, Jr., to be effective March 31, 2012, from his positions as Executive Vice President of CSB and Chief Operations Officer and Chief Information Officer of Commercial & Savings Bank. Mr. Manning served CSB and Commercial & Savings Bank since November 2010.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides information regarding the compensation programs for CSB’s named executive officers, including: (i) the overall objectives of the Company’s compensation programs; (ii) the material elements and factors of CSB’s compensation programs; and (iii) a discussion of the Compensation Committee’s determinations during 2011 regarding such individuals. For 2011, CSB’s named executive officers were:

Eddie L. Steiner	President and Chief Executive Officer of CSB and Chairman and principal executive officer of Commercial and Savings Bank.
Paula J. Meiler	Senior Vice President and Chief Financial Officer of CSB and Senior Vice President and Chief Financial Officer of Commercial & Savings Bank.
Rick L. Ginther	Senior Vice President; President and Chief Executive Officer, Commercial & Savings Bank (resigned December 31, 2011)
W. Robert Manning, Jr.	Executive Vice President; Chief Operating Officer and Chief Information Officer, Commercial & Savings Bank (resignation to be effective March 31, 2012)

The specific amounts paid or payable to the named executive officers are disclosed in the tables and narrative beginning on page 17 of this proxy statement. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Compensation Philosophy and Objectives

The Compensation Committee believes that, in order to manage and grow a well-run financial services organization, it is necessary to establish compensation programs and related opportunities that are attractive, motivating and rewarding to high quality executives, managers and staff. These programs and opportunities must be balanced with their cost to CSB and its shareholders. In order to arrive at the appropriate balance, CSB has established the following compensation philosophy and guidelines for its overall compensation program:

1.	in order to attract and retain highly qualified management, CSB strives to provide target base salaries close to the mean of the market rate paid for comparable positions by similarly sized bank holding companies;

2.	where practical, CSB establishes performance-based compensation focused on individual results, team results, and contributions to CSB’s overall performance; and

3.	CSB attempts to link and align the wealth creation interests of management and shareholders by utilizing CSB share awards or options as a component of the compensation program.

Compensation Committee Decision-Making Process

The Compensation Committee oversees the compensation of CSB’s named executive officers and establishes the Company’s overall compensation philosophy and objectives. In addition, the Compensation Committee’ evaluates and assesses the design of CSB compensation and benefit programs and monitors external market pay levels and practices, in order to determine appropriate compensation adjustments and future compensation decisions. The Compensation Committee also reviews and approves incentive award opportunities, actual bonus payments and award grants and reviews and recommends for Board of Directors approval the proposed implementation or material changes to CSB’s compensation programs. The Compensation Committee assesses such compensation programs within the context of applicable regulatory guidance, with the goal of establishing appropriate incentives to attract, retain and align executives’ interests with established current and long-term objectives of CSB without incenting undue risk.

Outside Executive Compensation Consultants

Neither the Compensation Committee nor management engaged an outside executive compensation consultant in 2011.

Peer Group Evaluation

Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement saving plan contributions, severance protection, long-term equity awards, and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the total compensation program is competitive. Specifically, during 2011, with the participation of CSB’s management, including the Company’s Chief Executive Officer, the Compensation Committee evaluated its pay practices for both directors and the named executive officers against the following similarly situated financial institutions:

Farmers National Banc Corp.	Canfield, Ohio
Farmers & Merchants Bancorp Inc.	Archbold, Ohio
PVF Capital Corp.	Solon, Ohio
Camco Financial Corporation	Cambridge, Ohio
LCNB Corporation	Lebanon, Ohio
NB&T Financial Group, Inc.	Wilmington, Ohio
Croghan Bancshares Inc.	Fremont, Ohio

DCB Financial Corp.	Lewis Center, Ohio
Cortland Bancorp Inc.	Cortland, Ohio
Killbuck Bancshares Inc.	Killbuck, Ohio
United Bancorp, Inc.	Martins Ferry, Ohio
Wayne Savings Bancshares, Inc.	Wooster, Ohio
National Bancshares Corporation	Orrville, Ohio
Consumers Bancorp Inc.	Minerva, Ohio

Each of the financial services institutions listed above are publicly-traded institutions ranging in size from approximately 56% of CSB’s asset level to approximately 193% of CSB’s asset level, and are all located and doing business primarily in Ohio.

2011 Named Executive Officer Compensation

Base Salary

The purpose of the base salary program is to pay for the qualifications, experience, and marketability of the position consistent with market practices. A pay range for each position is established around the mean of the market rate paid for comparable positions by similarly-sized financial institutions. Individual pay within the range is determined by executive performance, job proficiency and contributions over a period of years.

Pay adjustments are tied directly to CSB’s performance appraisal process, which evaluates the employee on a series of performance criteria. This process is used for all CSB employees, including the named executive officers. Pay adjustments are typically made annually. In addition to these performance-based base pay adjustments, it is periodically necessary to make additional market adjustments in those instances where market base salary levels move faster than anticipated or where additional duties and responsibilities are added to the job.

Each outside director annually completes a survey of the Chief Executive Officer’s performance and objectives for the coming year. The Compensation Committee reviews all director submissions and the Chairman of the Compensation Committee or CSB’s board Chairman, or both in concert, then conduct a performance review meeting annually with the Chief Executive Officer. The Chief Executive Officer follows a similar process in annually reviewing the performance of and establishing coming year objectives for each of the Chief Executive Officer’s direct reports.

For 2011, the base salary levels for all CSB named executive officers are at or below the median of base salaries of peers in other similar-sized financial organizations. In 2011, an overall budget of 2.0% for base salary increases was established and base pay increases ranging from 1.1% to 3.4% were provided to the named executive officers.

The amount of a named executive officer’s base salary is the reference point for much of the other compensation. For example, the relative ranges of potential annual incentive awards for executives are fairly proportionate to the named executive officers’ respective base salaries. In addition, base salary is one component of the contribution formula under CSB’s 401(k) and profit sharing plan and the key component in the Company’s severance and change in control agreements.

Annual Incentive

The purpose of the annual incentive program is to focus executives on achieving and possibly exceeding CSB’s annual performance objectives consistent with safe and sound operations of the Company and Commercial & Savings Bank. In 2011, the performance expectations were established around performance to current year budget, the attainment of specific performance ratios, and satisfactory compliance with regulatory and audit reviews as well as consideration of the potential impact on safe and sound operations and appropriate risk management controls.

Each component of the annual incentive program has a separate measurement. The Compensation Committee retains the flexibility to make discretionary adjustments up or down based on performance that may be subjective. This discretion is not used to change the targets under the plan, only the rewards.

The target annual incentive opportunity during the past fiscal year was 30% of actual base salary for each named executive officer. For 2011, the Company’s target budget was $3.6 million, target return on assets (ROA) was 0.79%, target return on equity (ROE) was 7.50% and the target efficiency ratio was less than 68%.

Long-Term Incentive

The purpose of CSB’s long-term incentive plan is to align the interests of the named executive officers and other executives with the shareholders by providing them the opportunity to benefit from share price increases in the future through share option grants or awards under the 2002 CSB Bancorp, Inc. Share Equity Incentive Plan.

In 2011, the CSB Compensation Committee took into consideration the market pay practices of CSB peers, the performance of CSB, a general assessment of the contributions of the individual named executive officers, the available shares, and the projected grant values in making its recommendations. The Committee also sought input from the Chief Executive Officer on his views of grants for the named executive officers.

No stock option grants or awards were granted by the Compensation Committee in 2011. However, CSB’s named executive officers are encouraged to own CSB stock in order to align their interests with those of the shareholders. During 2011, all of CSB’s named executive officers increased their stock ownership in CSB.

Retirement and Other Post-Employment Benefits

CSB maintains the Commercial & Savings Bank 401(k) Retirement Plan, (the “401(k) Plan”), a qualified 401(k) and profit sharing plan. The 401(k) Plan provides a 50% company match of participant contributions up to a maximum of 2% of each participant’s annual qualified compensation. There is also a discretionary profit sharing contribution and the amount may vary directly with CSB profits. The 401(k) Plan provides investment alternatives in the following categories: CSB stock, and the following categories of mutual funds: large, small and mid cap, indexed, growth and bond funds.

Other Benefits and Perquisites

All CSB employees, including the named executive officers are eligible to participate in a comprehensive benefits program, which includes health and welfare, disability, and vacation benefits that are not required to be reported in the tables that follow. Additionally, certain consumer and primary residence mortgage loans granted by Commercial & Savings Bank to directors, officers and all employees receive a 1% reduction to the standard loan interest rate during the period of service to CSB or Commercial & Savings Bank. In the ordinary course of business, CSB paid country club dues for Mr. Ginther at a local country club to provide a facility to entertain CSB clients, community leaders and members of the management staff for business purposes.

Employment Contracts and Other Arrangements

This section discusses the employment contracts and severance agreements in place for CSB’s named executive officers.

Employment Agreement with W. Robert Manning, Jr.

An employment agreement dated November 15, 2010, was entered into with W. Robert Manning, Jr. providing among other things, for employment of Mr. Manning as Senior Vice President, Chief Operations Officer and Chief Information Officer of Commercial & Savings Bank pursuant to the terms of the agreement. The agreement was for a two year term with annual renewals commencing at the first anniversary, and provided for compensation to Mr. Manning consisting of an annual base salary of $127,000, a bonus paid at the discretion of the Board of Directors, vacation, and benefits. In the event that Mr. Manning’s employment is terminated without “cause” (as defined in the agreement), the agreement would have entitled him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contained a “non-compete” provision, prohibiting Mr. Manning from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement. Mr. Manning resigned from employment with CSB to be effective March 31, 2012.

Employment Agreement with Paula J. Meiler

An employment agreement dated August 9, 2004, was entered into with Paula J. Meiler providing, among other things, for employment of Ms. Meiler as Senior Vice President and Chief Financial Officer of CSB and Commercial & Savings Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the second anniversary, and provides for compensation to Ms. Meiler consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits and certain stock options. On August 9, 2007, an amendment to the agreement provided that the agreement be for a two-year term with annual renewals commencing August 9, 2008. In the event that Ms. Meiler’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Ms. Meiler from competing under terms defined by the agreement for a period of one year following the date of termination of the agreement, as well as a “change in control” provision, which provides Ms. Meiler with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(l) of the Internal Revenue Code of 1986, as amended) is received by Ms. Meiler.

Executive Officer Transitions and Severance

In conjunction with Mr. Ginther’s resignation, Commercial & Savings Bank and Mr. Ginther entered into an agreement whereby Mr. Ginther remained employed by Commercial & Savings Bank until December 31, 2011. Further, Commercial & Savings Bank agreed to pay Mr. Ginther a lump sum payment representing base salary through the term of the existing employment agreement (July 2012). The Bank has also continued payment of certain benefits on behalf of Mr. Ginther, on the same terms as previously in effect, through June 30, 2012.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of the policies, procedures and practices related to the various compensation programs as part of its duties. The Compensation Committee monitors the compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities.

The Compensation Committee believes that the current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably be likely to lead to a material adverse effect. It is the opinion of the Compensation Committee that the current compensation program appropriately balances risk and the desire to focus on the short-term and the long-term goals of CSB and does not encourage unnecessary or excessive risk taking.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with CSB’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CSB’s proxy statement and Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Robert K. Baker, Chairman

Ronald E. Holtman

J. Thomas Lang

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides certain summary information concerning the compensation paid or accrued by CSB and its subsidiaries to or on behalf of its named executive officers. The table shows the compensation attributable to CSB’s named executive officers during 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total
Eddie L. Steiner, President and CEO; Chairman, Commercial & Savings Bank	2011 2010	$180,000 174,000	$54,000 46,000	$10,911 10,570	$244,911 230,570

Paula J. Meiler, Sr. VP and CFO	2011 2010	125,850 123,450	37,500 35,000	9,639 9,477	172,989 167,927

Rick L. Ginther, Sr. VP; President and CEO, Commercial & Savings Bank[1]	2011 2010	176,000 174,000	— 45,000	13,425 15,049	189,425 234,049

W. Robert Manning, Jr., EVP and COO/CIO[2]	2011 2010	129,163 13,188	15,000 5,000	6,088 30	150,251 18,218

(1)	Mr. Ginther resigned from service with CSB and Commercial & Savings Bank, effective December 31, 2011.
(2)	Mr. Manning resigned from service with CSB and Commercial & Savings Bank, to be effective March 31, 2012.

All Other Compensation Table

Name	Year	Group Term Life Insurance	Qualified Plan Matching, Profit Sharing Contribution	Perquisites and Other Benefits (1)(2)	Total
Eddie L. Steiner	2011 2010	$420 360	$10,170 9,855	$321 355	$10,911 10,570
Paula J. Meiler	2011 2010	420 360	7,235 7,082	1,984 2,035	9,639 9,477
Rick L. Ginther	2011 2010	420 360	9,945 9,855	3,060 4,834	13,425 15,049
W. Robert Manning,Jr.	2011 2010	420 30	5,668 —	— —	6,088 30

(1)	Commercial & Savings Bank provides a 1% reduction of the standard interest rate charged on certain consumer and primary residence mortgage loans to all directors, officers and employees during the period of service to CSB or Commercial & Savings Bank. Mr. Steiner and Ms. Meiler each had loans with such reduced interest rates during 2011 and 2010.
(2)	CSB paid country club dues for Mr. Ginther in 2011 and 2010.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Paula J. Meiler
	11/29/2006	17,856	—	—	$18.00	3/31/2016
	8/9/2004	1,000	—	—	15.00	8/9/2014
Rick L. Ginther
	7/21/2003	1,000	—	—	16.10	2/29/2012

Potential Payments Upon Termination or Change in Control

Certain of the Company’s named executive officers are party to employment agreements that provide for certain salary and benefits upon termination of employment under various scenarios. The agreements are all described more fully in the narrative and tables below.

The tables below set forth the benefits that could be paid to the named executive officer upon various termination events, which would only be known at the time that the benefits become payable. The tables reflect the multiples of base salary amounts that could be payable under the various arrangements if the event in question occurred as of December 31, 2011.

The named executive officers’ employment agreements do not provide for any additional payments or benefits for death, disability, voluntary termination of employment by the executive or involuntary termination by the Company for cause. Under those scenarios, the named executive officers are only entitled to their accrued and unpaid obligations, such as salary and unused vacation. The following tables contain common information about the Company’s employment agreements and benefit plans.

Potential Payments—Change in Control

Name	Change in Control - Multiple Base Salary	Post- Termination Health Care
Paula J. Meiler	2.0	1 Year

Potential Payments Upon Termination—Without Cause

Name	Termination- Without Cause	Post- Termination Health Care
Paula J. Meiler	Base Salary unpaid under agreement + 6 Months	6 Months

W. Robert Manning, Jr.	Base Salary unpaid under agreement + 6 Months	6 Months

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee Report is provided in accordance with the rules and regulations of the Commission. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Board of Directors of CSB. Management of CSB is responsible for CSB’s reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. CSB’s auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

Mr. Robb and Mr. Baker are certified public accountants (inactive), and Mr. Holtman is an attorney licensed to practice law in the State of Ohio. Mr. Robb and Mr. Baker have been designated as “financial experts” under Section 407 of Regulation S-K.

The Audit Committee has reviewed and discussed with Snodgrass, CSB’s independent registered public accounting firm for the year ended December 31, 2011, the matters required to be discussed by Statement of Accounting Standards No. 61, as may be modified or supplemented. The Audit Committee also has received the written disclosures and the letter from the independent accountants, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Snodgrass its independence. Based on the forgoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in CSB’s Annual Report on Form 10-K for the year 2011 filed with the Commission.

Audit Committee:

Ronald E. Holtman, Chairman

Robert K. Baker

Jeffery A. Robb, Sr.

Proposal Two — Ratification Of Selection Of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Snodgrass to act as the independent registered public accounting firm to examine the books, records and accounts of CSB and its subsidiaries for the fiscal year ending December 31, 2012. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Snodgrass was CSB’s independent registered public accounting firm for the fiscal year ended December 31, 2011, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of CSB’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “For,” “Against” or “Abstain” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and thus, will have the same effect as a vote against Proposal Two. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of CSB’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Snodgrass and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of CSB and its shareholders.

Representatives of Snodgrass will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF S.R. SNODGRASS, A.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF CSB FOR THE CURRENT YEAR.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Fees for professional services rendered by Snodgrass for fiscal 2011 and 2010 were as follows

	2011	2010
Audit Fees (1)	$84,696	$74,784
Audit-Related Fees (2)	$10,953	$10,675
Tax Fees (3)	$10,500	$10,000
All Other Fees	—	—

(1)	Audit fees are fees for professional services rendered for the audit of the Company’s annual financial statements, the review of financial statements included in Form 10-Q filings and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees generally include fees for the audit of the Company’s employee benefit plan.
(3)	Tax service fees consist of compliance fees for the preparation of original tax returns.

All of the above-mentioned services and fees were pre-approved by the Audit Committee. During CSB’s most recent fiscal year ended December 31, 2011, there were no disagreements with Snodgrass on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.

Audit Committee Procedures for Pre-Approval of Services by the Independent Public Accounting Firm

•	The Audit Committee will annually approve the scope of, and fees payable for, the year-end audit to be performed by CSB’s independent accountants for the next fiscal year.

•	Management may not engage the independent accountants for any services unless the service contracts are approved by the Audit Committee in advance of the engagement.

•

If management wishes to engage the independent accountants for any services, Management will define and present to the Audit Committee specific projects and categories of service, and fee estimates, for which the advance approval of the Audit Committee is required. The Audit Committee will review these requests and determine whether to approve the engagement of the independent accountants for the specific projects and categories of service.

•	Management will report to the Audit Committee regarding the actual spending for these projects and services, compared to the approved amounts on a quarterly basis.

•	The Audit Committee chairperson will report to the Committee at each regularly scheduled meeting the nature and amount of any non-audit services that the Chairperson has approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CSB has engaged, and intends to continue to engage, in the lending of money through Commercial & Savings Bank to various directors and officers of CSB and Commercial & Savings Bank and their related interests. These loans were made in accordance with applicable law and regulation and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not related to Commercial & Savings Bank and did not involve more than a normal risk of collectability or present other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, none of CSB’s named executive officers or directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.

PROPOSALS BY SHAREHOLDERS FOR 2013 ANNUAL MEETING

In order to be eligible for inclusion in CSB’s proxy materials for the 2013 Annual Meeting of Shareholders, any shareholder’s proposal to take action at such meeting must be received at CSB’s main office at 91 North Clay Street, Millersburg, Ohio 44654, no later than November 22, 2012. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

If a shareholder intends to present a proposal at the 2013 Annual Meeting of Shareholders without including the proposal in the proxy solicitation materials relating to that meeting, and the proposal is not received by CSB prior to February 11, 2013, then the proxies designated by the Board of Directors for the 2013 Annual Meeting of Shareholders may vote the proxies in their discretion on any such proposal without mention of such matter in the proxy solicitation materials or on the proxy card for such meeting.

SHAREHOLDER COMMUNICATION WITH BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Board of Directors may do so by writing to Ms. Peggy L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Directors Communication.”

The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees of the Board or that the Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by CSB that is addressed to members of the Board of the Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of CSB’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

OTHER BUSINESS

The Board of Directors is not aware of any business to be addressed at the Meeting other than those matters described in this proxy statement. However, if any business other than that set forth in the Notice of Annual Meeting should be properly presented at the Annual Meeting, it is intended that the common shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

By order of the Board of Directors,

/s/ Eddie L. Steiner
Eddie L. Steiner
President and Chief Executive Officer

March 22, 2012

Millersburg, Ohio

z			{
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
CSB BANCORP, INC.

				For	With- hold	For All Except

ANNUAL MEETING FOR THE SHAREHOLDERS

APRIL 25, 2012

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS.

The undersigned hereby appoints Robert K. Baker, J. Thomas Lang, and Jeffery A. Robb, Sr., and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of CSB Bancorp, Inc. (“CSB”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of CSB scheduled to be held on April 25, 2012 at 7:00 p.m. local time at the Carlisle Inn, Walnut Creek, Ohio, and at any adjournments or recesses thereof.

Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on each of the proposals:

		1.	ELECTION OF DIRECTORS of all nominees listed (except as marked to the contrary below): Ronald E. Holtman Dr. Daniel J. Miller Eddie L. Steiner	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
		2.	RATIFY THE APPOINTMENT OF S.R. SNODGRASS, A.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2012.	For	Against	Abstain
				☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors and FOR ratification of the independent registered public accountants.

Please be sure to date and sign this proxy card in the box below.	Date		ALL FORMER PROXIES ARE HEREBY REVOKED.

Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

x	y

¿    Detach above card, sign, date and mail in postage paid envelope provided.    ¿

CSB BANCORP, INC.

91 North Clay Street • Millersburg, Ohio 44654

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. If any shareholder demands cumulative voting for the election of directors at the meeting, this proxy gives the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

5554